Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of October 17, 2024, by and between Jiang (Jay) Yu (“Executive”) and NANO Nuclear Energy Inc., a Nevada corporation (“Company”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Executive’s employment hereunder shall be effective as of October 1, 2024 (the “Effective Date”) and shall continue until the third (3rd) anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third (3rd) anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless the board of directors of Company (the “Board”) or Executive provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which Executive is employed by Company is hereinafter referred to as the “Employment Term.”

2. Position and Duties; Board Membership.

2.1 Position. During the Employment Term, Executive shall serve as the President of Company, reporting to Board. In such position, Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with Executive’s position.

2.2 Duties. During the Employment Term, Executive shall devote approximately 40 hours per week of the Executive’s business time and attention to the performance of Executive’s duties hereunder.

2.3 Board Seats. Subject to Company’s articles of incorporation, bylaws, or any applicable stockholders’ agreement, Executive may serve on the Board as a director during the Employment Term. Executive shall not be paid any compensation for his services on the Board, but shall be entitled to the reimbursement of reasonable expenses incurred to attend Board meetings, if Company reimburses the other directors who serve on the Board for such expenses. At the end of the Employment Term, to the extent Executive is then serving on the Board, Executive’s status as a director shall automatically terminate without the need for formal, written resignation. Executive shall, however, cooperate with Company to the extent Company’s bylaws, certificate of incorporation, or any applicable stockholders’ agreement require Executive to execute documentation that memorializes he is no longer a director of Company.

3. Place of Performance. The principal place of Executive’s employment shall be Company’s principal executive office currently located at 10 Times Square 30th Floor, New York, New York, 10018 (“Principal Place of Employment”). During the Employment Term, Executive will be required to travel, on Company business, away from his Principal Place of Employment, and Executive acknowledges and agrees that reasonable travel will be necessary to provide services and carry out the duties described herein. In addition, Executive may work remotely as needed.

4. Compensation.

4.1 Base Salary. Company shall pay Executive an annual base salary of Four Hundred Twenty Thousand Dollars ($420,000) in periodic installments in accordance with Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. However, Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Annual Bonus. For each calendar year of the Employment Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or the compensation committee of the Board (the “Compensation Committee”), if such committee exists, which shall be based on certain performance criteria established by the Board or Compensation Committee, as applicable. The Annual Bonus, if earned, will be paid on or before March 15 of each calendar year.

4.3 Equity Awards. Executive shall be eligible to receive equity-based compensation award(s), as determined by the Board (or a subcommittee thereof), from time to time. The Board or such subcommittee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions (including vesting, exercise and settlement) applicable to any equity-based compensation award, taking into account Executive’s and the Company’s performance. Any such award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by the Company and Executive.

4.4 Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent Company provides similar benefits or perquisites (or both) to similarly situated executives of Company.

4.5 Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of Company. Executive shall receive other paid time off in accordance with Company’s policies for executive officers as such policies may exist from time to time.

4.7 Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with Company’s expense reimbursement policies and procedures, as are in effect from time to time; provided that, such expenses are incurred, reported, and substantiated in accordance with Company’s customary practices and policies for reimbursement of business-related expenses and applicable U.S. federal tax laws to qualify as an “accountable plan” (including presentation of evidence reasonably satisfactory to Company of the amounts and nature of such expenses).

4.8 Indemnification. Executive shall be indemnified and advanced legal fees to the maximum extent permitted under the Company’s bylaws and other governing documents.

5. Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least forty five (45) days advance written notice of any termination of Executive’s employment. On termination of Executive’s employment during the Employment Term, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by Company for Cause, or by Executive without Good Reason. If Executive’s employment is terminated upon either party’s failure to renew the Agreement, by Company for Cause, or by Executive without Good Reason, Executive shall be entitled to receive:

(i) any accrued, but unpaid Base Salary and accrued, but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; and

(iii) such employee benefits, if any, to which Executive may be entitled under Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii) Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case or in the aggregate, materially injurious to Company or its affiliates;

(iv) Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with Company;

(v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) Executive’s material violation of Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) Executive’s material breach of any material obligation under this Agreement or any other written agreement between Executive and Company; or

(ix) Executive’s engagement in conduct that brings or is reasonably likely to bring Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of legal counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to Executive, finding that Executive has engaged in the conduct described in any of (i) through (ix) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that, if Company reasonably expects irreparable injury from a delay of ten (10) business days, Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. Company may place Executive on paid leave for up to sixty (60) days while it determines whether there is a basis to terminate Executive’s employment for Cause. Any such action by Company will not constitute Good Reason.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i) a material reduction in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) any material breach by Company of any material provision of this Agreement or any material provision of any other agreement between Executive and Company;

(iii) a material, adverse change in Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or

(iv) a material adverse change in the reporting structure applicable to Executive.

Executive cannot terminate employment for Good Reason unless Executive has provided written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by Company without Cause or by Executive for Good Reason. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s compliance with Section 6, Section 7, and Section 8 of this Agreement and Executive’s execution of a release of claims in favor of Company, its affiliates, and their respective officers and directors in a form provided by Company (the “Release”) and such Release becoming effective within forty-five (45) days (or such other period as may be required to applicable law) following the Termination Date (such consideration period, the “Release Execution Period”), Executive shall be entitled to receive the following:

(a) One hundred percent (100%) of any earned, pro-rated bonus, then in effect, to be paid on the Termination Date as well as continued Base Salary for one (1) year following the Termination Date payable in equal installments in accordance with Company’s normal payroll practices, but no less frequently than monthly, which shall commence within sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one (1) taxable year and ends in another taxable year, payments shall not begin until the beginning of the second (2nd) taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b) If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives (“COBRA Subsidy”). Such COBRA Subsidy reimbursement shall be paid to Executive on the last day of each month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such COBRA Subsidy reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s prevailing equity incentive plans and applicable award agreements.

5.3 Death or Disability.

(a) Executive’s employment hereunder shall terminate automatically on Executive’s death during the Employment Term, and Company may terminate Executive’s employment on account of Executive’s Disability.

(b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Pro-Rata Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to Company’s similarly situated executives.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean a condition that entitles Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) In the event of a For Cause termination, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. Executive’s “Termination Date” shall be:

(a) If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b) If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

(c) If the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;

(d) If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than forty five (45) days following the date on which the Notice of Termination is delivered; provided that, Company shall have the option to provide Executive with a lump sum payment equal to forty five (45) days Base Salary in lieu of such notice, which shall be paid in a lump sum on Executive’s Termination Date and for all purposes of this Agreement, Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If Executive terminates his employment hereunder without Good Reason, the date specified in Executive’s Notice of Termination, which shall be no less than forty five (45) days following the date on which the Notice of Termination is delivered; provided that, Company may waive all or any part of the forty five (45) day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by Company; and

(f) If Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the last day of the Employment Term.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A (defined herein).

5.6 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2(b), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.7 Resignation of All Other Positions. On termination of Executive’s employment hereunder for any reason, Executive agrees to resign, effective on the Termination Date, from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date.

7. Confidential Information. Executive understands and acknowledges that during the Employment Term, Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, work-in-process, databases, technologies, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information, results, marketing information, personnel information, developments, reports, internal controls, security procedures, market studies, sales information, customer information and client information of the Company, its affiliates, divisions or its businesses (“Company Group”) or of any other person or entity that has entrusted information to the Company, its affiliates, or its businesses in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by Company as if Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(b) Company Creation and Use of Confidential Information. Executive understands and acknowledges that Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of nuclear energy. Executive understands and acknowledges that as a result of these efforts, Company Group has created, and continues to use and create Confidential Information. This Confidential Information provides Company Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company Group and, in any event, not to anyone outside of the direct employ of Company Group except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company Group, except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided that, the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(e) Permitted Communications. Nothing herein prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after he begins employment by Company) and shall continue during and after his employment by Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

8. Restrictive Covenants.

(a) Non-Solicitation. Executive agrees that during the Restricted Period, Executive will not, without written consent of the Company: (1) directly or indirectly solicit, recruit, induce or encourage to leave employment or association with the Company or any of its subsidiaries, or to become employed by, become associated with or consult for, any Person other than the Company or any of its subsidiaries, or hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or any of its subsidiaries at any time during the Restricted Period or the one-year period preceding the Restricted Period, or (2) directly or indirectly solicit or accept business for a Competitive Activity from any Person who is a customer, client or supplier of the Company or any of its subsidiaries, with whom Executive has had, or employees reporting to Executive have had, personal contact or dealings on behalf of the Company during the one-year period preceding the Restricted Period, or induce or encourage any such Person to cease to engage the services of the Company or any of its subsidiaries in order to use the services of any Person engaged in a Competitive Activity.

(b) Non-Competition. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in Competitive Activity in any state of the United States of America or Canadian Province in which the Company or any of its subsidiaries does business as of the termination date, or any other jurisdiction in which the Company engages in business or derives a material portion of its revenues, or where Executive has knowledge that the Company intends to commence business activities.

(c) Definitions.

(i) “Business Activities” means the business activities of the Company, or activities that are similar, complimentary or ancillary to the business activities of the Company, as carried out by the Company during the Restricted Period, or, if following Executive’s termination, the date of Executive’s termination.

(ii) “Competitive Activity” means any activity in which Executive uses Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, director, stockholder, officer, volunteer, intern, or any other similar capacity, on behalf of or in association with any Person engaged in the Business Activities during the Restricted Period or the one-year period preceding the Restricted Period.

(iii) “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(iv) “Restricted Period” means the period beginning on the Effective Date and ending on the first (1st) anniversary of the date Executive terminates employment with the Company.

9. Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to Company’s industry, methods of doing business, and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company Group. Executive further acknowledges that the benefits provided to Executive under this Agreement, including the amount of Executive’s compensation, reflects, in part, Executive’s obligations and Company’s rights under Section 6, Section 7, and Section 8 of this Agreement; that Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6, Section 7, and Section 8 of this Agreement or Company’s enforcement thereof.

10. Remedies. In the event of a breach or threatened breach by Executive of Section 6, Section 7, or Section 8 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11. Dispute Resolution/Arbitration. Any controversy, dispute, or claim between the parties relating to or arising from this Agreement or Executive’s employment with the Company will be exclusively resolved through binding arbitration conducted in New York, NY before Judicial Arbitration & Mediation Services (“JAMS”) in accordance with its Employment Rules (the “Rules”), which is available at this hyperlink and a copy of which has been provided with this Agreement, as well as the New York Codes of Civil Procedure and Evidence. Any such arbitration will be before a single arbitrator who will be a retired judicial officer. In accordance with the Rules, the arbitrator will have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, or validity of this arbitration agreement or to the arbitrability of any claim or counterclaim between the parties. The Company is responsible for all costs of arbitration except for those Executive would incur if the matter were heard in a court of law. Any final award will contain detailed findings of fact and conclusions of law bearing on the final judgment, which addresses each element of each cause of action and defense. The arbitrator will not have the power to make errors of law or make factual findings against the manifest weight of the evidence. Judgment on this award may be entered in a state or federal court having jurisdiction over the award. Any court considering a petition to confirm or vacate any final award hereunder will review the award for clear error of law and whether factual findings go against the manifest weight of the evidence..

12. Proprietary Rights.

12.1 Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of Company or result from any work performed by Executive for Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, notes, communications, algorithms, product plans, product designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

12.2 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. §101 and such copyrights are therefore owned by Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

12.3 Further Assurances; Power of Attorney. During and after the Employment Term, Executive agrees to reasonably cooperate with Company to (a) apply for, obtain, perfect, and transfer to Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by Company. Executive hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

12.4 No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Executive by Company.

13. Security.

13.1 Security and Access. Executive agrees and covenants (a) to comply with all Company Group security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, key cards, access codes, Company Group intranet, internet, social media systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, passwords and any and all other Company Group IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by Company, whether termination is voluntary or involuntary. Executive agrees to notify Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.

13.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to Company any and all Company Group property, including keys, key cards, access cards, identification cards, employer credit cards, network access devices, computers, cell phones, work product, disks, thumb drives or other removable information storage devices, hard drives, and all Company Group documents and materials belonging to Company and stored in any fashion, including, but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by Company Group or any of its business associates or created by Executive in connection with Executive’s employment by Company; and (ii) delete or destroy all copies of any such documents and materials not returned to Company that remain in Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in Executive’s possession or control.

14. Publicity. Executive hereby irrevocably consents to any and all uses and displays, by Company Group and its agents, representatives, and licensees of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of Company Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases Company Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from Company Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

15. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Subject to Section 11, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in New York City. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a member of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Tolling. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

22. Section 409A.

22.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23. Notification to Subsequent Employer. When Executive’s employment with Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. Executive will also deliver a copy of such notice to Company before Executive commences employment with any subsequent employer. In addition, Executive authorizes Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated, or possible future employer.

24. Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

25. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, by electronic mail, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Company:

NANO Nuclear Energy Inc.

Attn: Chief Executive Officer

10 Times Square 30th Floor

New York, New York 10018

With copy (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.,

New York, NY 10105

Attn: Lawrence A. Rosenbloom, Esq.

Email: lrosenbloom@egsllp.com

If to the Executive:

to the address and/or personal email address listed in Company’s payroll and/or employment documents

26. Representations of Executive. Executive represents and warrants to Company that:

(a) Executive’s acceptance of employment with Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound.

(b) Executive’s acceptance of employment with Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

(c) Executive is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and the is able to bear the economic risk of acquiring any securities awarded in consideration hereunder.

(d) Executive is not subject to “bad actor disqualification” as such term is defined in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

27. Withholding. Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29. Board Determinations. To the extent not inconsistent with Company’s articles of incorporation, bylaws, and any applicable stockholders’ agreement, with regard to any determination, action, or decision not to act by the Board under this Agreement with respect to Executive, the Board shall act by majority vote or by written consent of the majority of the members of the Board thereof.

30. Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NANO NUCLEAR ENERGY INC.

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Jiang (Jay) Yu
Print Name:	Jiang (Jay) Yu